Exhibit

 Thoroughbred Interests Reports Record Revenues and Earnings for 2002


    LOUISVILLE, Ky.--(BUSINESS WIRE)--May 5, 2003--Thoroughbred Interests, Inc. (OTCBB:TBIN) announced today record revenues and earnings for 2002. Revenues for 2002 were a record $1,972,307 versus $883,179 for 2001. The gross profit, which was also a record, was $1,161,807 for 2002 versus $474,014 for 2001. This represents increases of over 200% and 250% respectively. Net income was $81,447 versus a loss of ($165,196) for 2001.

    ABOUT THE COMPANY

    Louisville, Kentucky based Thoroughbred Interests, Inc. core business is acquiring undervalued thoroughbred horses and reselling them either as yearlings, two-year-olds in training or as a racing prospect. This is commonly referred to in the Thoroughbred Industry as "pinhooking". Management of the Company has established a network of experienced industry veterans to serve as advisors and to assist in seeking and assessing potential undervalued opportunities. Generally, the horses are acquired at public auctions managed by the leading auction companies such as Keeneland, Fasig Tipton and Ocala Breeders Sales Company. After being bought, the horses are boarded at top training centers and farms to be prepped for resale throughout the United States. Typically, the horses are resold within 6-8 months of being acquired or placed in training as a racing prospect with a top trainer. The Company presently has horses being trained by Niall O'Callaghan and has previously had horses trained buy perennial leading trainers Steve Asmussen, Scott Lake and Jerry Hollendorfer. They were ranked respectively #1, #2 and #3 in the country by trainer wins in 2003 through April 25th according to The Daily Racing Form.

    SAFE HARBOR PROVISIONS

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities and Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "feels", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to the Company's Form 10K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at http://www.sec.gov.



    CONTACT: Thoroughbred Interests Inc., Louisville
             Jim Tilton, 502/584-4434
             jtilton@mindspring.com
             http://www.thoroughbredinterests.com
             http://www.tbininvestors.com